IDT Corporation to Host Investor Day January 17th,
At Company Headquarters in Newark, N.J.

NEWARK, NJ- December 28, 2006- IDT Corporation (NYSE: IDT, IDT.C) announced today that it will host an Investor Day on Wednesday, January 17th, 2007. The event will take place at the Company’s headquarters in Newark, N.J., beginning 9:30 AM (EST) and ending approximately 1 PM, and will feature presentations by senior executives.

Due to space limitations, registration is required in advance of the event. Analysts and Institutional Investors wishing to attend should submit requests to attend to: investorday@corp.idt.net.

We are pleased to also offer audio access to the event via webcast. The webcast may be accessed by visiting the IDT Corporation website at www.idt.net, or by using the hyperlink: http://www.vcall.com/IC/CEPage.asp?ID=112437. You will need Windows Media software to listen to the streaming feed. Please allow at least 15 minutes to download any necessary audio software prior to the call. Slide presentations for the event will also be posted on the Presentations tab of the Investor Relations section of the IDT Corporation website.

We look forward to your participation in this event.

About IDT
IDT Corporation is an innovative and opportunity seeking multinational company with operations that span various industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT’s Capital division incubates newer businesses, and the company’s Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Under the Net2Phone brand name, the company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital’s operations include an Energy Services Company (ESCO) in New York State, ethnic food distribution, brochure distribution and other initiatives. IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Contact:
Investor Relations:
Yossi Cohn
973-438-3858

Corporate Communications:
Gil Nielsen
973-438-3553